Exhibit 10.31

J. ALEXANDER’S HOLDINGS, INC. (THE “COMPANY”)

SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

I. DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

RETAINERS	2017
Board Retainers	$45,000

In addition, annual retainer fees for non-employee directors serving as a chair of any standing committee of the Board.  The additional retainer fee for committee chairs for 2017 are $15,000 for the Audit Committee, $10,000 for the Compensation Committee, and $7,500 for the Nominating and Corporate Governance Committee. Each director who is not also an employee of the Company is eligible for grants of non-qualified stock options under the Amended J. Alexander’s Holdings, Inc. 2015 Equity Incentive Plan, as amended (the “2015 Equity Incentive Plan”). Each non-employee director was granted 20,000 stock options in each of the 2015 and 2016 fiscal years. No non-employee director is eligible for a grant of incentive stock options under the 2015 Equity Incentive Plan.

II. EXECUTIVE OFFICER COMPENSATION. The following table sets forth the fiscal 2017 annual base salaries and the fiscal 2016 incentive compensation cash bonus awards provided for the Company’s Chief Executive Officer, Chief Financial Officer and other highly compensated executive officers (the “Named Officers”).

		FISCAL 2016
	2017	CASH
	BASE	BONUS
EXECUTIVE OFFICER	SALARY	AMOUNT
Lonnie J. Stout II	$550,000	$345,000
Mark A. Parkey	240,000	71,000
J. Michael Moore	240,000	71,000

The following table sets forth the fiscal 2017 cash bonus targets as a percentage of 2017 base salary set for the Company’s Named Officers pursuant to a 2017 cash incentive bonus plan under the 2015 Equity Incentive Plan.

EXECUTIVE OFFICER	THRESHOLD	TARGET	MAXIMUM
Lonnie J. Stout II	50%	100%	200%
Mark A. Parkey	25%	50%	100%
J. Michael Moore	25%	50%	100%

The bonuses will generally be determined based upon the Company’s achieving designated levels of earnings before net interest expense, income taxes, depreciation, amortization, pre-opening expense, certain impairment charges, if applicable, any restaurant closing costs, any transaction and integration expenses, if applicable, any non-cash compensation, any loss from discontinued operations, any change in deferred compensation accruals that result from interest rate changes, and any other items that do not reflect our performance for a given fiscal year, or “adjusted EBITDA.”

The Named Officers are also eligible to receive incentive equity awards pursuant to the 2015 Equity Incentive Plan.

III. ADDITIONAL INFORMATION. The foregoing information is summary in nature. Additional information regarding director and Named Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2017 annual meeting of shareholders.